Exhibit 10.19

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

CONFIDENTIAL

LEASEBACK AGREEMENT

This Leaseback Agreement (the “Agreement”), is executed on June 16, 2021 (“Effective Date”), by and between Intellia Therapeutics, Inc., located at 40 Erie Street, Cambridge, MA 02139 (“Intellia”), and Caribou Biosciences, Inc., located at 2929 7th St. Suite 105, Berkeley, CA 94710 (“Caribou”) (Intellia and Caribou are each individually a “Party” and together the “Parties”).

WHEREAS, the Parties disputed whether certain technology, including CRISPR-Cas9 hybrid RNA DNA guides as set forth in U.S. and foreign pending patent applications and issued patents claiming priority, directly or indirectly, to U.S. Provisional Application No. 62/251,548, filed November 5, 2015, and U.S. Provisional Application No. 62/108,931, filed January 28, 2015 (the “Cas9 chRDNA Patent Rights”) (“Cas9 chRDNAs”), were included within the scope of the rights exclusively licensed by Caribou to Intellia pursuant the License Agreement, dated July 16, 2014, as amended (the “Caribou-Intellia License Agreement”);

WHEREAS, in light of that dispute, Intellia initiated an arbitration proceeding before a panel of arbitrators (the “Panel”) pursuant to Section 8.1(c) of the Caribou-Intellia License Agreement, and the Panel issued an Interim Award in September of 2019 [***] (such rights [***], the “Leaseback Rights”);

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NOW, THEREFORE, the Parties agree as follows as to the terms and conditions governing the Leaseback Rights, based on the Panel’s Interim Award, orders, and additional guidance:

1.	Any defined term used but not independently defined herein shall have the meaning given to such term in the Caribou-Intellia License Agreement.

2.

Subject to the terms and conditions of this Agreement, Intellia hereby grants to Caribou the exclusive (even as to Intellia), worldwide right to develop and commercialize the CB-010 Product (as defined below) under a “leaseback” solely of the patent rights licensed from Caribou to Intellia under the Caribou-Intellia License Agreement, including the Cas9 chRDNA Patent Rights, with the right to sublicense through multiple tiers for the purpose of the development and commercialization of such CB-010 Product. For purposes of this Agreement, “leaseback” has the same meaning as “sublicense” does under applicable law in reference to patent rights. Other than as expressly provided herein, Intellia does not grant any rights, licenses, or leases under this Agreement, whether by implication, estoppel or otherwise, including without limitation any rights, licenses, or leases in regard to any patents owned by Intellia or its Affiliates.

a.	[***]

3.

“CB-010 Product” means the product described in Caribou’s Investigational New Drug (“IND”) application cleared by the U.S. Food and Drug Administration (“FDA”) on [***], entitled “CB-010; Allogeneic T cells transduced with adeno-associated virus serotype 6 (AAV-6) expressing CRISPR-Cas9 gene-edited CD19 chimeric antigen receptor (CAR),” as well as modifications permitted under the same IND. [***]. Notwithstanding the foregoing, the CB-010 Product includes additional indications and patient populations for the CB-010 Product (and the permitted modifications discussed above), even if obtaining approval for such additional indications and patient populations requires separate (i.e., a separate BLA) or supplementary regulatory filings. “Leaseback Product” shall mean the CB-010 Product.

4.	The “Leaseback Payments” are the following payments from Caribou to Intellia:

a.	Upfront payment. Within [***] of the Effective Date of this Agreement, Caribou will pay Intellia $1,000,000.

b.	Milestone Payments.

i.

Unless earlier terminated pursuant to Section 6.a of this Agreement, until the expiration, abandonment, or invalidation of the last claim within the Cas9 chRDNA Patent Rights (the “Term”) and for the following events (each, a “Milestone”), Caribou will pay to Intellia the following milestone payments (each, a “Milestone Payment”) within [***] after the Milestone occurs. Milestones may be met by Caribou, its Affiliates, joint ventures, or Sublicensees thereof. Each Milestone Payment is only due once, even if a Milestone occurs more than once.

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ii.

“Affiliate” of a Person means any other Person which (directly or indirectly) is controlled by, controls or is under common control with such Person, but only for so long as such entity is controlled by, controls or is under common control with such Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, shall mean (a) with respect to a corporate entity direct or indirect ownership of 50% or more (or, if less than 50%, the maximum ownership interest permitted by applicable law) of the stock or shares having the right to vote for the election of directors of such corporate entity or (b) with respect to an entity that is not a corporation the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person; provided however that, pursuant to a Caribou and Intellia written agreement, “Affiliate” may also include joint ventures, whether corporations or not, between a Party and one or more other Persons formed to exploit one or more Leaseback Products (and related activities). “Affiliates” shall not include any financial investors of a Party or any of its Affiliates.

iii.

“Sublicensee” means any Person that is granted a sublicense as permitted by Section 2.a of this Agreement either (a) directly by a Party or (b) indirectly by any Person granted rights by a Party pursuant to Section 2.a of this Agreement.

iv.

“Net Sales” means the total gross amount invoiced by Caribou on the worldwide sale of Leaseback Products by Caribou, its Affiliates, or Sublicensees to third parties for the manufacture, use, sale, rental, or lease of Leaseback Products [***]. Any sales among Caribou, Affiliates, and Sublicensees should be excluded when calculating Net Sales, provided that any resale to third parties shall be included.

c.	Royalties.

i.	During the Term, Caribou will pay to Intellia royalties on Annual Net Sales (“Royalties”) as set forth below:

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iii.

Royalties will be due on a quarterly basis within [***] after the end of each applicable calendar quarter and will be accompanied by a royalty report showing the calculation of the royalty. Caribou will keep complete, true and accurate books of account and records for the purpose of showing the derivation of all Royalties. Such records will be sufficient to permit Intellia, through its independent auditor (reasonably acceptable to Caribou) (“Intellia’s Auditor”), to confirm the accuracy of any royalty reports. Caribou will keep such books and records for at least [***] following the end of the period to which they pertain. Intellia will have the right, at its expense, and on reasonable prior written notice to Caribou and no more than once per calendar year (unless the previous audit showed a discrepancy), to request and receive such records be sent to Intellia’s Auditor electronically, by courier, or be presented in person (during Caribou’s normal business hours) solely to verify any reports and payments made hereunder. In the event any inspection performed under this Section 4.c.iii reveals an underpayment, Caribou will remit the amount of such underpayment within [***] after receiving written notice of such underpayment. [***].

iv.

All payments to Intellia under the terms of this Agreement will be in U.S. Dollars. Amounts received by Caribou, its Affiliates and Sublicensees in currency other than U.S. Dollars will be converted to U.S. Dollars for purposes of calculating Net Sales according to the same conversion rates that Caribou uses for its own internal business operations, consistently applied, or, if Caribou does not have such a conversion rate for a given currency, then at the rates published in The Wall Street Journal for the day when the applicable payment was received.

v.

All tax payments required on royalty payments from sales of Leaseback Products (other than income tax obligations of Intellia) will be paid by Caribou and will not be deducted from the royalty payments or other payments due to Intellia; and in any event the royalty amounts payable hereunder will be increased by the amount of any such deductions. To the extent permitted under applicable law, the Parties will use diligent efforts to utilize any exemption available to minimize any taxes, fees or other charges imposed on the payment of royalties and other payments under the terms of this Agreement.

5.	[***]

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6.	Representations, Warranties and Covenants.

a.	[***]

b.	[***]

7.	Dispute Resolution, Governing Law and Venue.

a.	Disputes of any nature arising under, relating to, or in connection with this Agreement shall be resolved under the terms of Section 8.1 (Dispute Resolution) of the Caribou-Intellia License Agreement.

b.

This Agreement will be governed by, and construed in accordance with, the substantive laws of the State of New York, without giving effect to any choice or conflict of law provision, except that questions affecting the validity and enforceability of any patent will be determined by the law of the country in which the patent will have been granted. [***].

8.

This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each Party or, in the case of waiver, by the Party waiving compliance. The delay or failure of either Party at any time or times to require performance of any provisions hereof will in no manner affect the rights at a later time to enforce the same. No waiver by either Party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, will be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

9.

Rights and responsibilities with regard to prosecution, maintenance, enforcement, and defense of the patents subject to the Leaseback Rights are as set forth in the Caribou-Intellia License Agreement, including rights and responsibilities existing prior to the Effective Date of this Agreement.

10.

This Agreement embodies the entire understanding of the Parties with respect to the specific subject matter addressed herein, and supersedes and merges any other oral or written communications or understandings concerning such subject matter. For clarity, however, the Caribou-Intellia License Agreement and the Memorandum of Understanding, dated March 14, 2019, between Caribou and Intellia remain in full force and effect. Further, this Agreement incorporates by reference the confidentiality provisions set out in Section 5 of the Caribou-Intellia License Agreement. In addition, any press releases relating to this Agreement are governed by the terms of Section 5.5(c) of the Caribou-Intellia License Agreement (except the first sentence of such section), applied to this Agreement.

11.

Should one or more provisions of this Agreement be or become invalid, then the Parties hereto will attempt to agree upon valid provisions in substitution for the invalid provisions, which in their economic effect come so close to the invalid provisions that it can be reasonably assumed that the Parties would have accepted this Agreement with those new provisions. If the Parties are unable to agree on such valid provisions, the invalidity of such one or more provisions of this Agreement will not affect the validity of the Agreement as a whole, unless the invalid provisions are of such essential importance for this Agreement that it may be reasonably presumed that the Parties would not have entered into this Agreement without the invalid provisions.

12.

Neither Party may assign this Agreement or any of its rights under this Agreement or (except as otherwise expressly provided in this Agreement) delegate its performance under this Agreement, except to any Third Party successor to all or substantially all of the assets or business of such Party to which this Agreement relates, whether in a merger, sale of stock, sale of assets, reorganization or other transaction. Any purported assignment and/or delegation by a Party in contravention of this Section 12 will, at the option of the other Party, be null and void and of no effect. No assignment will release either Party from responsibility for the performance of any accrued obligation of such Party hereunder. This Agreement will be binding upon and enforceable against the administrators, legal representatives, and successors of the Parties.

13.	This Agreement may be executed in counterparts, each of which will be deemed to be original and both of which will constitute one and the same Agreement.

14.

Nothing herein contained will be deemed to create an agency, joint venture, amalgamation, partnership or similar relationship between Caribou and Intellia and their respective Affiliates. Notwithstanding any of the provisions of this Agreement, neither Party to this Agreement will at any time enter into, incur, or hold itself out to Third Parties as having authority to enter into or incur, on behalf of the other Party, any commitment, expense, or liability whatsoever, and all contracts, expenses and liabilities in connection with or relating to the obligations of each Party under this Agreement will be made, paid, and undertaken exclusively by such Party on its own behalf and not as an agent or representative of the other.

15.

All notices, requests, demands and other communications between the Parties with respect to any of the provisions of this Agreement will be sent to the addresses set out below, or to such other addresses as may be designated by one Party to the other by notice pursuant hereto, by internationally recognized courier (e.g., FedEx, DHL, etc.), with receipt signature required to the addresses set out below:

Intellia Therapeutics

40 Erie Street

Cambridge, MA 02139

Attn: General Counsel

NTLANotice@intelliatx.com

Caribou Biosciences, Inc.

2929 7th Street, Suite 105

Berkeley, CA 94710

Attn: Chief Legal Officer

legalnotices@cariboubio.com

16.

Neither Caribou nor Intellia will be liable for failure of or delay in performing obligations set forth in this Agreement, and neither will be deemed in breach of such obligations, if such failure or delay is due to natural disasters or any causes reasonably beyond the control of the affected Party (each, a “Force Majeure Condition”); provided that the Party affected will promptly notify the other of the Force Majeure Condition and will exert all reasonable efforts to eliminate, cure or overcome any such causes and to resume performance of its obligations as soon as possible.

17.

Each of Caribou and Intellia acknowledges and agrees that this Agreement represents the settlement of disputed claims asserted by each Party with respect to the subject matter outlined herein. Without limiting the foregoing, neither Caribou nor Intellia will appeal or otherwise contest the Panel’s rulings and guidance.

IN WITNESS WHEREOF, the Parties have caused this Leaseback Agreement to be executed by their respective authorized representatives as of the Effective Date.

INTELLIA THERAPEUTICS, INC.		CARIBOU BIOSCIENCES, INC.

By	/s/ José Rivera	By	/s/ Rachel E. Haurwitz
Name:	Jose Rivera	Name:	Rachel E. Haurwitz
Title:	EVP, General Counsel	Title:	President and CEO
Date:	6/16/2021	Date:	6/16/2021